Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on Form 10-K of our report dated April 12, 2024, relating to the consolidated financial statements which are incorporated in Zhen Ding Resources Inc. appearing in the Annual Report on Form 10-K for the years ended December 31, 2023 and 2022.

/s/ TPS Thayer, LLC

Sugar Land, Texas

April 15, 2025